CARBONIC RESERVES
                 CHANGE IN CONTROL COMPENSATION AGREEMENT


      This Agreement, dated as of the 24th day of January, 1997, between CARBONIC RESERVES, ("CARBONIC"), a Nevada Corporation having its principal place of business at 10110 Huebner Road, San Antonio, Texas, 78240 and CLIFFORD
H. COLLEN, JR. ("COLLEN"), who resides at 36 Old San Antonio Road, Boerne, Texas 78006.

      The Board of Directors of CARBONIC has considered, and the Board of Directors has approved, that CARBONIC enter into agreements, providing for compensation under certain circumstances after a change in control, with key executives of CARBONIC and its subsidiaries.

      COLLEN is a key executive of CARBONIC and has been selected by the Board of Directors to enter into this Agreement;

      Should CARBONIC become subject to any proposed or threatened Change in Control (as defined below), the Board of Directors of CARBONIC believes it imperative that CARBONIC and the Board of Directors be able to rely upon COLLEN to continue in his position, and that CARBONIC be able to receive and rely upon his advice, if requested, as to the best interests of CARBONIC and its stockholders without concern that he might be distracted by the personal uncertainties and risks created by such a proposal or threat; and

      Should CARBONIC receive any such proposal, in addition to COLLEN's regular duties, he may be called upon to assist in the assessment of such proposals, advise management and the Board of Directors as to whether such proposal would be in the best interests of CARBONIC and its stockholders and to take such other actions above and beyond his regular duties as the Board might determine to be appropriate;

      NOW,  THEREFORE,  to  assure CARBONIC that it  will  have  the  continued
dedication of COLLEN and the availability of his advice and counsel notwithstanding the possibility, threat or occurrence of an effort to take over control of CARBONIC and for other good and valuable consideration, CARBONIC and COLLEN agree as follows:

      1. SERVICES DURING CERTAIN EVENTS. In the event a third person, persons or entity begins a tender or exchange offer, circulates a proxy to stockholders, or takes other steps to effect a Change in Control (as defined below), COLLEN agrees that he will not voluntarily leave the employ of CARBONIC or the subsidiary then employing him on less than three months written notice to the Chairman of the Board of CARBONIC, and will render the services expected of his position, and will act in all things related to the benefit of the shareholders of CARBONIC, until the third person, persons or entity has abandoned or terminated his/its efforts to effect a Change in Control or until a Change in Control has occurred.

      2.    TERMINATION  FOLLOWING  CHANGE  IN CONTROL.  Except as provided  in
Section 4 here, CARBONIC will provide or cause to be provided to COLLEN the rights and benefits described in Section 3 here in the event that COLLEN's employment is terminated at any time within three years following a Change in Control (as such term is defined in this Section 2) under the circumstances stated in (a) or (b) below.

      (a) by CARBONIC or the subsidiary employing COLLEN for reasons other than for "cause" (as such term is defined in Section 4 here) or other than as a consequence of COLLEN's death or attainment of the normal retirement date as provided under CARBONIC's 401K Plan (the "Retirement Plan") as in effect immediately preceding such date ("Normal Retirement Date"); or

      (b)  by COLLEN following the occurrence of any of the following events:

      (i) the assignment of COLLEN to any duties or responsibilities that are inconsistent with his position, duties, responsibilities or status immediately preceding such Change in Control, or a change in his reporting responsibilities or titles in effect at such time resulting in a reduction of his responsibilities or position;

      (ii) the reduction of COLLEN's annual salary (including any deferred portions of it) or level of benefits or supplemental compensation;

      (iii)the transfer of COLLEN to a location requiring a change in his residence;

      (iv) a transfer of COLLEN resulting in a material increase in the amount of travel normally required of COLLEN in connection with his employment; or

      (v) the good faith determination by COLLEN that due to the Change in Control (including any changes in circumstances at CARBONIC that directly or indirectly effect COLLEN's position, duties, responsibilities or status immediately preceding such Change in Control) he is no longer able to effectively discharge his duties and responsibilities.

      (vi) upon COLLEN's disability or whenever the continued performance of COLLEN's duties would become hazardous to his health. Under the latter circumstance, as a condition to termination, COLLEN must furnish CARBONIC with a physician's written statement that COLLEN's continued employment is impossible or otherwise hazardous to his health. That statement must be independently verified by a physician selected by CARBONIC before COLLEN may terminate his employment for reasons of health or disability.

      If a Change in Control shall occur prior to or during any renewal term, as set forth in Section 6 herein, COLLEN shall be entitled to the rights and benefits provided for in this Section 2 notwithstanding any other provisions to the contrary in this Agreement.

      For purposes of this Agreement, the term "Change in Control" is defined to include: (a) a tender offer or exchange offer made and consummated for ownership of CARBONIC stock representing 50% or more of the combined voting power of CARBONIC's outstanding securities; (b) the sale or transfer of substantially all of CARBONIC's assets to another corporation which is not a wholly-owned subsidiary of CARBONIC; (c) any transaction relating to CARBONIC which must be described in accordance with item 5(f) of Schedule 14A of Regulation 14A of the Securities and Exchange Commission; (d) any merger or consolidation of CARBONIC with another corporation, where less than 50% of the outstanding voting shares of the surviving or resulting corporation are owned in the aggregate by CARBONIC's former stockholders; or (e) any tender offer, exchange offer, merger, sale of assets and/or contested election which results in a change of more than 50% in the composition of CARBONIC's Board of Directors.

      3. RIGHTS AND BENEFITS UPON TERMINATION. In the event of the termination of COLLEN's employment under any of the circumstances set forth in
Section 2 hereof ("Termination"), CARBONIC agrees to provide or cause to be provided to COLLEN the following rights and benefits:

      (a) SALARY AND OTHER PAYMENTS AT TERMINATION. COLLEN shall be entitled to receive his full compensation through the date of termination as well as any severance benefits otherwise existing under the terms of his employment agreement with CARBONIC, subject however to any reduction or forfeiture of those benefits as provided below to ensure that there are no tax penalties imposed on the amounts received. Additionally, COLLEN will be entitled to receive payment in cash in the amount of 2.99 times COLLEN's average Annual Earnings (as such term is defined in this Section 3(a)), which for purposes of this Agreement shall be deemed to be the "base amount" as that term is defined in Section 280G of the Internal Revenue Code of 1986, as amended during the most recent five-year fiscal periods (or the period during which the COLLEN has been employed by CARBONIC or any of its subsidiaries if less than five years). However, if such amount exceeds limits provided in the then existing provisions of the Internal Revenue Code for the imposition of tax penalties on such payments, the amount shall be reduced to the highest amount allowed to avoid such penalties. At the election of COLLEN, payment shall be made in equal monthly payments over a three-year period beginning with the month following Termination, or payment shall be made in a lump sum. Any lump sum payment request must be made in writing within 10 days of Termination and shall be paid to COLLEN within 30 days of Termination.

      If COLLEN shall die prior to the time all payments which may otherwise have been due to COLLEN, under this Section 3(a) or otherwise in this agreement, have been made, then as soon as practicable after such death but in no event later than three months thereafter, CARBONIC shall pay in a lump sum in cash all sums not distributed to COLLEN prior to his death. Payment shall be made to the beneficiary named as such under the Life Insurance Plan maintained by CARBONIC on the date of COLLEN's death. If no such beneficiary is named, such sums shall be paid to COLLEN's estate. No reduction to present value of any such sums shall be made.

      For purposes of this Agreement, "Annual Earnings" shall mean the amounts earned by COLLEN for personal service rendered to CARBONIC and its subsidiaries, as reportable on Treasury Department Form W-2, including overtime, bonuses and commissions, and excluding the following: (1) moving and educational expenses, (2) income included under Section 79 of the Internal Revenue Code of 1986, as amended and (3) income imputed to COLLEN from personal use of employer owned automobiles. Earnings shall not include any income attributable to grants of and dividends on shares awarded (whether as options, restricted stock or any other form) under any Stock Option Plan or Incentive Stock Option Plan.

      (b) RETIREMENT PLAN BENEFITS. Except to the extent expressly prohibited by any applicable law or regulation, any and all restrictions, vesting schedules or schedule of exercise provided in the CARBONIC Retirement Plan (or any successor to it) shall immediately lapse and COLLEN shall be entitled immediately to receive all benefits previously granted him under that plan.

      (c) INCENTIVE PLAN BENEFITS. An award under any Incentive Plan for a prior Plan Year which has not been paid to COLLEN at the time of his Termination shall be paid to him within 30 days of his Termination.

      (d) INSURANCE AND OTHER SPECIAL BENEFITS. Until COLLEN's Normal Retirement Date, (as defined in paragraph 2(a) above, COLLEN shall continue to be covered by the life insurance, medical insurance, and accident and disability insurance plans of CARBONIC and its subsidiaries or any successor plan or program in effect at or after Termination for employees in the same class or category as was COLLEN prior to his Termination, subject to the terms of such plans and to COLLEN's making any payments therefor required of employees in the same class or category as was COLLEN prior to his Termination. In the event COLLEN is ineligible to continue to be so covered under the terms of any such benefit plan or program, or, in the event COLLEN is eligible but the benefits applicable to COLLEN under any such plan or program after Termination are not substantially equivalent to the benefits applicable to COLLEN immediately prior to Termination, then, until COLLEN's Normal Retirement Date, CARBONIC shall provide such substantially equivalent benefits, or such additional benefits as may be necessary to make the benefits applicable to COLLEN substantially equivalent to those in effect before Termination, through other sources; PROVIDED, HOWEVER, that if during such period COLLEN should enter into the employ of another company or firm which provides substantially similar insurance benefit coverage, COLLEN's participation in the comparable benefit provided by CARBONIC either directly or through such other sources shall cease. Nothing contained in this paragraph shall be deemed to require or permit termination or restriction of any COLLEN's coverage under any plan or program of CARBONIC, or any of its subsidiaries or any successor plan or program thereto to which COLLEN is entitled under the terms of such plan or program thereto to which COLLEN is entitled under the terms of such plan or program.

      (e)  OWNERSHIP OF PERQUISITES.   The  ownership of COLLEN's company owned
automobile shall be transferred, at book value, to him within 30 days of his Termination, if he so desires.

      (f) RELOCATION BENEFITS. If COLLEN has moved his residence to a different city at the request of CARBONIC or any of its subsidiaries within 24 months before or after a Change in Control but before Executive's Termination, CARBONIC shall provide all benefits available to employees in the class or category as was COLLEN prior to his Termination under CARBONIC's relocation policy as in effect immediately prior to the Change in Control, to relocate COLLEN and his family to any city of COLLEN's choice within the United States. COLLEN must request this benefit within 12 months of his Termination.

      (g)  OTHER BENEFIT PLANS.  The specific arrangements  referred to in this
Section 3 are not intended to exclude COLLEN's participation in other benefit plans in which COLLEN currently participates or which are or may become available to executive personnel generally in the class or category of COLLEN or to preclude other compensation or benefits as may be authorized by the Board of Directors from time to time.

      (h) NO DUTY TO MITIGATE. COLLEN's entitlement to benefits under this plan shall not be governed by any duty to mitigate his damages by seeking further employment nor offset by any compensation which he may receive from future employment.

      (i) PAYMENT OBLIGATIONS ABSOLUTE. Unless Section 4 is applicable, CARBONIC's obligation to pay or cause to be paid to COLLEN the benefits and to make the arrangements provided in this Section 3 shall be absolute and unconditional and shall not be affected by any circumstances, including without limitation, any set off, counterclaim, recoupment, defense or other right, which CARBONIC may have against him or anyone else. All amounts payable by or on behalf of CARBONIC under this agreement shall, unless specifically stated to the contrary in this agreement, be paid without notice or demand. Each and every payment made hereunder by or on behalf of CARBONIC shall be final and CARBONIC and its subsidiaries shall not, for any reason whatsoever, seek to recover all or any part of such payment from COLLEN or from whomever shall be entitled thereto.

      4.   CONDITIONS TO THE OBLIGATIONS OF CARBONIC.   CARBONIC  shall have no
obligation to provide or cause to be provided to COLLEN the rights and benefits described in Section 3 hereof if either of the following events shall occur:

      (a) TERMINATION FOR CAUSE. CARBONIC shall terminate COLLEN's employment for "cause." For purposes of this Agreement, termination of employment for "cause" shall mean termination for conviction of a felony directly related to the performance of his duties as an employee of CARBONIC.

      (b) RESIGNATION AS DIRECTOR OR OFFICER. COLLEN shall fail, within thirty (30) days after receiving notice to do so after Termination, to resign as a director and/or officer of CARBONIC and each subsidiary and affiliate of CARBONIC of which he is then serving as a director and/or officer.

      5.  CONFIDENTIALITY; NON-SOLICITATION; COOPERATION; CONSULTANCY.

      (a) CONFIDENTIALITY. COLLEN agrees that at all times following Termination, he will not, without the prior written consent of CARBONIC disclose to any person, firm or corporation any confidential information of CARBONIC or its subsidiaries which is known to him or which hereafter (whether before or after his Termination) may become known to him as a result of his employment or association with CARBONIC and which could be helpful to a competitor; provided, however, that the foregoing shall not apply to confidential information that becomes publicly disseminated by means other than a breach of this Agreement.

      (b) COOPERATION. COLLEN agrees that, at all times following Termination, he will furnish such information and render such assistance and cooperation as may reasonably be requested in connection with any litigation or legal proceedings concerning CARBONIC or any of its subsidiaries (other than any legal proceedings concerning COLLEN's employment). In connection with such cooperation, CARBONIC will pay or reimburse COLLEN for all reasonable expenses incurred in cooperating with such requests.

      (c) CONSULTATION. COLLEN agrees that for a period of two (2) years following the date of Termination he will make himself available to CARBONIC and its subsidiaries for consultation with senior officers of CARBONIC or of its subsidiaries, as the case may be; provided, however, that COLLEN shall not be required to perform consulting services (i) for more than five days in any month and (ii) for more than 30 hours in any month. It is expressly agreed that COLLEN's consulting services will be required at such time and such places as will result in the least inconvenience to and not impose a hardship on COLLEN to honor such other commitments prior to his rendering services under this agreement. It is further agreed that COLLEN's consulting services shall be rendered by personal consultation at COLLEN's principal residence or office, wherever maintained, or by correspondence through mail, telephone or telegraph or other similar modes of communications at times, including weekends and evenings, most convenient to COLLEN. CARBONIC and COLLEN agree that if during such period, COLLEN should enter into the full-time employ of another company or firm, COLLEN shall not be required to consult at times or on matters that will conflict with his responsibilities with respect to such employment. COLLEN will be paid by CARBONIC reasonable compensation and all reasonable expenses for such consulting services. The failure of CARBONIC and COLLEN to agree on the compensation and/or expenses to be paid to COLLEN by CARBONIC or its subsidiaries, shall be cause for COLLEN to discontinue his consultation services.

      (d) REMEDIES FOR BREACH. It is recognized that damages in the event of breach of this Section 5 by COLLEN would be difficult, if not impossible, to ascertain, and it is therefore agreed that CARBONIC in addition to and without limiting any other remedy or right it may have shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and COLLEN here waives any and all defenses he may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right shall not preclude CARBONIC from pursuing any other rights and remedies at law or in equity which CARBONIC may have.

      6. TERM OF AGREEMENT. Subject to Section 2 hereof, this Agreement shall terminate on December 31, 1999; provided, however, that this Agreement shall automatically renew for successive one-year terms unless CARBONIC notifies COLLEN in writing at least 180 days prior to an expiration date that it does not desire to renew the Agreement for an additional term; and provided further, however, that such notice shall not be given and if given shall have no effect (i) within three years after a Change in Control or (ii) during any period of time when CARBONIC has reason to believe that any third person has begun a tender or exchange offer, circulated a proxy to stockholders, or taken other steps or formulated plans to effect a Change in Control, such period of time to end when, in the opinion of the Board of Directors, the third person has abandoned or terminated his efforts or plans to effect a Change in Control.

      7. EXPENSES. CARBONIC shall pay or reimburse COLLEN for all costs and expenses, including, without limitation, court costs and attorneys' fees, incurred by COLLEN as a result of any claim, action or proceeding by COLLEN against CARBONIC arising out of, or challenging the validity or enforceability of, this Agreement or any provision of this agreement.

      8.   MISCELLANEOUS.

      (a) ASSIGNMENT. No right, benefit or interest under this agreement shall be subject to assignment, anticipation, alienation, sale encumbrance, charge, pledge, hypothecation or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process; provided, however, that COLLEN may assign any right, benefit or interest under this agreement if such assignment is permitted under the terms of any plan or policy of insurance or annuity contract governing such right, benefit or interest.

      (b) CONSTRUCTION OF AGREEMENT. Nothing in this Agreement shall be construed to amend any provision of any plan or policy of CARBONIC other than as specifically stated here. This Agreement is not, and nothing here shall be deemed to create an employment contract between COLLEN and CARBONIC or any of its subsidiaries. COLLEN acknowledges that the rights of CARBONIC and the subsidiary employing him to change or reduce at any time and from time to time his compensation, title, responsibilities, location and all other aspects of the employment relationship or to discharge him proper to a Change in Control shall remain wholly unaffected by the provisions of this Agreement. No waiver by either party to this Agreement at any time of any breach by the other party to this agreement, or noncompliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of that or of any provision or condition. This Agreement sets forth the entire agreement of the parties on the subjects addressed herein and no agreements or representations, express or implied on such subjects have been made by either party which are not set forth expressly in this Agreement.

      (c) AMENDMENT. This Agreement may not be amended, modified or canceled except by written agreement of the parties.

      (d) WAIVER. No provision of this Agreement may be waived except by a writing signed by the party to be bound there.

      (e) SEVERABILITY. In the event that any provisions or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

      (f) SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of COLLEN and his personal representative and heirs, and CARBONIC and any successor organization or organizations which shall succeed to substantially all of the business and property of CARBONIC whether by means of merger, consolidation, acquisition of substantially all of the assets of CARBONIC or otherwise, including by operation of law. References here to duties and obligations of CARBONIC following a Change in Control are binding upon and shall be the joint and several liability of CARBONIC and/or any successor of it and all subsidiaries of CARBONIC and/or any successors of any of them.

      (g) TAXES. Any payment or delivery required under this Agreement shall be subject to all requirements of the law with regard to withholding of taxes, filing, making of reports and the like, and CARBONIC shall use its best efforts to satisfy promptly all such requirements.

      (h) CORPORATE AUTHORITY. CARBONIC represents that this Agreement, and the transactions contemplated herein and the execution and delivery hereof have been duly authorized by all necessary corporate actions, including, without limitation the action on the part of the Board of Directors, officers and agents of CARBONIC. Furthermore, CARBONIC represents that the appropriate corporate meetings were held authorizing the aforementioned obligations and that copies of such corporate minutes and corporate resolutions authorizing this transaction will be delivered to COLLEN upon request.

      (i) NOTICES. All notices required to be given under this Agreement must be in writing. Notices under this Agreement will be deemed duly served and given when either (a) personally delivered to the party or the designated agent of the party to whom such notices are directed; or (b) deposited in the U.S. Mail, first class postage pre-paid, addressed to the party at the address listed for the party in the introductory paragraph of this Agreement or such other address as maybe designated by party in writing.

      (j) CHOICE OF LAW. This Agreement has been executed and delivered in the State of Texas and shall be interpreted under and construed in accordance with the laws of the State of Texas. It is agreed that Texas Law will control the validity of and the obligations of the parties covered by this Agreement.

      (k) JURISDICTION AND VENUE. All actions or proceedings with respect to or arising directly or indirectly in connection with, out of or from this Agreement or any of the agreements contemplated herein made by any of the parties hereto shall be litigated in courts having situs in Bexar County, Texas, and each party hereto hereby submits to the jurisdiction of such courts in any such action and hereby waives any rights that they may have to transfer or change the jurisdiction or venue of any litigation brought against them in accordance with this section.

      (l) GOVERNING LAW. This Agreement sets forth the entire agreement and understanding of the parties to this agreement with respect to the matters covered herein.

      (m) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument in which will have the same effect as the original instrument and all of which shall constitute one in the same agreement.

      IN WITNESS, the parties have executed this Agreement as of the day and year first above written.

                                 CARBONIC RESERVES


                                 By:  WILLIAM M. BEARD
                                      William M. Beard
                                      Chairman of the Board of Directors
                                      of Carbonic Reserves


                                      CLIFFORD H. COLLEN, JR.
                                      Clifford H. Collen, Jr.


STATE OF OKLAHOMA     )
                      ) ss:
COUNTY OF OKLAHOMA    )

      Subscribed to, sworn to, and acknowledged before me by WILLIAM M. BEARD, as CHAIRMAN OF THE BOARD OF DIRECTORS of CARBONIC RESERVES, by and on behalf of and with the authority of the shareholders and the Board of Directors of said corporation on this the 24th day of January, 1997, to certify which witness my hand and seal of office.


                                       REBECCA G. WITCHER
                                       Rebecca G. Witcher
                                       Notary Public, State of Oklahoma
                                       Exp. 9/16/00

STATE OF TEXAS  )
                ) ss:
COUNTY OF BEXAR )


      Subscribed to, sworn to and acknowledged before me by CLIFFORD H. COLLEN, JR., on this the 25th day of January, 1997, to certify which witness my hand and seal of office.


                                       SUSAN M. NEWLON
                                       Notary Public, State of Texas